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                                                                    Exhibit 10.1


                           SECOND AMENDMENT TO LEASE

         This instrument is a Second Amendment to Lease dated 3rd day of March, 2005, between ROTARY INTERNATIONAL, an Illinois not-for-profit corporation (the "Landlord") and NORTHFIELD LABORATORIES, INC., an Illinois corporation (the "Tenant").

                                    RECITALS

         First Illinois Bank of Evanston, N.A., not individually but solely as Trustee under Trust Agreement dated March 17, 1975 and known as Trust No. R-1809, Rotary International, an Illinois not-for-profit corporation, and Northfield Laboratories, Inc. entered into a Sublease dated April 20, 1988 (the "Sublease") for certain premises on the tenth floor of One Rotary Center, Evanston, Illinois (the "Premises").

         Bank One Illinois, N.A. succeeded to all of the interest of Landlord.

         The underlying Lease dated April 14, 1975 between First National Bank and Trust of Evanston, the predecessor to First Illinois Bank of Evanston, N.A., as Trustee under Trust No. R-1809 and American Hospital Supply Corporation, with respect to which this Sublease was made, expired December 31, 2001.

         Bank One Illinois, N.A., Rotary International and Northfield Laboratories, Inc. amended the Sublease in certain respects and agreed that commencing January 1, 2002, the Sublease, as amended, constituted a direct lease from Bank One Illinois, N.A. to Northfield Laboratories, Inc. Accordingly, the Sublease is herein referred to as the Lease.

         Rotary International, the Owner of the beneficial interest of Trust No. R-1089 has acquired title to One Rotary Center from Bank One Illinois, N.A., as Trustee.

         NOW, THEREFORE, in consideration for the mutual covenants for their respective benefits contained herein, Landlord and Tenant agree that the Lease is hereby amended, effective February 15, 2006 (except certain provisions shall be applicable on the dates herein stated), as follows:

         1. EXTENSION OF TERM. The Term of the Lease is hereby extended by a period beginning February 15, 2006 and ending February 14, 2011 (the "Further Extended Term").

         2. BASE RENT. The Base Rent for the Further Extended Term shall be as set forth on Exhibit "A" attached hereto.

         3. EXPANSION SPACE. Effective August 1, 2005, the 2,518 rentable square feet on the tenth floor that is described on Exhibit "B" attached hereto (the "Expansion Space") shall become a part of the Premises. Landlord shall give Tenant possession of the Expansion Space on June 1, 2005 to enable Tenant, at its own expense, to complete the Tenant's improvements to the Expansion Space. Tenant is taking the Expansion Space in "AS IS' condition. The Base Rent for the Expansion Space for the period August 1, 2005 through February 14, 2006 shall be as set forth on Exhibit "C" hereto. Thereafter, the Base Rent for the Expansion Space is included in the Base Rent set forth on Exhibit "A" hereto.


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         4. PROPORTIONAL SHARE. Effective August 1, 2005, Tenant's Proportional
Share shall be increased to 3.67%, which is the percentage determined by dividing the number of rentable square feet in the Premises (13,518) by the number of rentable square feet in the Building (368,757).

         5. ADDITIONAL PARKING. Effective August 1, 2005, Tenant shall be entitled to three (3) additional parking spaces. These spaces will be at the Best Western Hotel that is approximately one block south of the Building. Tenant's use of these spaces will be limited to 8:00 A.M. to 6:00 P.M. Monday through Friday. Tenant shall be required to pay the market rate determined from time to time for these parking spaces. The current market rate per space is $75.00 per month. While Landlord will use commercially reasonable efforts to maintain Tenant's right to use these spaces, the spaces are owned and controlled by a third party. In the event the third party terminates Landlord's right to use these spaces, Landlord shall have the right to terminate Tenant's right to use these spaces.

         6. TENANT'S OPTION TO TERMINATE. Article 32 of the Lease, as amended by the Amendment to Lease, is deleted effective immediately and replaced with the following:

                  "Tenant shall have the option to terminate this Lease, effective any time after February 14, 2009 ("Option to Terminate"). Tenant may exercise its Option to Terminate only by serving notice, by fax, e-mail or otherwise in accordance with the notice provisions of the Lease, upon Landlord not less than six (6) months prior to the effective date of the termination ("Early Termination Date"). If notice is by fax or e-mail and Landlord challenges the notice on the basis that it has not received the notice, the notice shall not be effective unless Tenant provides Landlord a written confirmation establishing that the notice was faxed to Landlord's correct fax number or e-mailed to Landlord's correct e-mail address. Tenant shall pay Landlord, in addition to all other amounts due Landlord through the Early Termination Date pursuant to this Lease, a cancellation payment ("Cancellation Payment"). The Cancellation Payment shall be comprised of (a) the lesser of (i) an amount equal to the Base Rent and Additional Rent payments that otherwise would be due for the period commencing on the Early Termination Date and ending on the expiration date of the Term of the Lease, or (ii) an amount equal to the Base Rent and Additional Rent payments that otherwise would be due for the three
         (3) months immediately following the Early Termination Date and (b), to compensate Landlord for the real estate brokerage commissions incurred and paid by Landlord with respect to this Second Amendment to Lease, an amount equal to the product of $831.90 multiplied times the number of months commencing with the Early Termination Date and ending with expiration date of the Term of the Lease.

                  Tenant shall pay Landlord the applicable Cancellation Payment at the time it serves the written notice that it is exercising this option to terminate. Upon the Early Termination Date, Tenant shall return the Premises to Landlord in accordance with the requirements of the Lease, and the Term of this Lease shall be deemed to have expired by lapse of time.

                  It is expressly agreed that (1) time is of the essence of the foregoing option and payment, and the timely serving of notice of election to terminate and the timely payment of the Cancellation Payment to Landlord shall be a condition precedent to the effectiveness of Tenant's early termination of this Lease; and (2), at Landlord's

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         election, Tenant's failure to pay the applicable Cancellation Payment within ten (10) days of written notice from Landlord shall operate to abrogate Tenant's early termination of this Lease and shall reinstate this Lease and all the terms and conditions therein as of the Early Termination Date."

         7. BASE YEAR. Effective February 15, 2006, the Base Year shall be 2005. Taxes for the Base Year shall be the 2004 Taxes paid in 2005. Operating Expenses for the Base Year shall be the Operating Expenses paid in 2005. All references to Taxes shall mean Taxes paid, not Taxes accrued during a particular year.

         8. TENANT'S OPTION TO EXTEND. Provided this Lease is then in full force and effect and that Tenant is not then in Default under this Lease, Tenant shall have the option to extend the Term of this Lease ("Option to Extend") for an additional five (5) year period ("Extension Period"). Tenant may exercise said option only by serving written notice upon Landlord not less than nine (9) months prior to the expiration of the Further Extended Term.

         All terms and conditions of this Lease shall apply to the leasing of the Premises during the Extension Period, except that the amount of Rent for the Premises at the commencement of the Extension Period shall be revised to be the Market Rent (as hereinafter defined). Within thirty (30) days following receipt of Tenant's notice, Landlord shall provide Tenant with its assessment of what the Market Rent is for the Premises for such renewal period. In determining the Market Rent Landlord shall take into consideration customary rent and lease concessions provided to other creditworthy tenants leasing similar sized premises in the Evanston Office Market at the time of Tenant's exercise of this option. Within fifteen (15) days after receipt of Landlord's determination of Market Rent, Tenant shall either accept or reject the Market Rent in writing. If Tenant rejects Landlord's determination of the Market Rent, then Landlord and Tenant shall attempt to mutually agree upon Market Rent within thirty (30) days of the date of receipt by Landlord of Tenant's rejection of Landlord's determination of the Market Rate. If Landlord and Tenant are unable to agree upon Market Rent during such thirty (30) day period, this Option to Extend shall immediately terminate.

         "Market Rent" shall mean the effective rent (i.e., taking into account any tenant concessions which are then being provided in the marketplace, such as but not limited to rent abatement, cash allowance or credits for tenant improvements and relocation costs) that would be received by tenants renting comparable space in comparable buildings in Evanston and Skokie, Illinois or renewing leases in the Building for a comparable term commencing on or about the dates of the commencement of the applicable Extension Period.

         9. DEMISING WALL. Landlord agrees to pay for the cost of the demising wall between the Expansion Space and the balance of the floor not leased by Northfield Laboratories, Inc. Landlord shall commence work on the demising wall on June 1, 2005 and shall complete the demising wall by July 1, 2005. If the demising wall is not completed by July 1, 2005, rent on the Expansion Space shall abate for one day for each day after July 1, 2005 that the demising wall is not completed.

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         10. ADDRESS FOR PAYMENT. Effective immediately, Section C of Article 2 of the Lease is further amended to provide that all payments are to be made to Cushman & Wakefield of Illinois, Inc., as agent for Rotary International, Inc., at P. O. Box 88256, Chicago, Illinois 60680-1256.

         11. NOTICE. Effective immediately, Article 27 of the Lease is further amended to provide that the correct address for the copy of any notice sent to Landlord is as follows:

                            Charles R. Staley
                            29 South LaSalle Street
                            Suite 950
                            Chicago, Illinois 60603

         12. "AS IS" CONDITION. Tenant is taking both the Premises and the Expansion Space in "AS IS" condition.

         13. RIGHT TO SHIFT LOCATION OF PREMISES. Article 36 of the Lease is hereby deleted.

         14. CONFLICT. In the event of any conflict between the terms and provisions of this Second Amendment To Lease and the terms and provisions of the of the Lease as previously amended, this Second Amendment To Lease shall be controlling.

         15. CAPITALIZED TERMS. All capitalized terms which are not defined herein shall have the meaning given them in the Lease.

         IN WITNESS WHEREOF, this Second Amendment to Lease was executed on behalf of Landlord and Tenant the date first above written.

LANDLORD:
                                ROTARY INTERNATIONAL, AN ILLINOIS NOT-FOR-PROFIT CORPORATION

                                By:    /s/ Ed Futa
                                   ---------------------------------------------
                                           Ed Futa
                                Its: General Secretary
                                   ---------------------------------------------

TENANT:                         NORTHFIELD LABORATORIES, INC., AN ILLINOIS
                                CORPORATION

                                By:  /s/ Jack Kogut
                                   ---------------------------------------------
                                         Jack Kogut
                                Its: Sr. VP Finance
                                    --------------------------------------------


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